Exhibit 99.1



                  Ronson Corporation Reports Receipt of Nasdaq
                           Letter Regarding Compliance



Somerset, N.J., November 21, 2008 - Ronson Corporation (NASDAQ Capital Market
RONC) (the "Company") today reported that it received a Nasdaq Staff Deficiency Letter on November 17, 2008, indicating that the Company does not comply with the minimum Stockholders' Equity requirement for continued listing set forth in Marketplace Rule 4310(c)(3). This rule requires that the Company have a minimum of $2,500,000 in Stockholders Equity, or $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

As requested by the Nasdaq Staff, the Company is preparing a plan to achieve and maintain compliance with the Nasdaq requirements for continued listing.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., both manufacturers and marketers of Ronson consumer products; and
2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, services of aircraft, avionics and hangar/office leasing.

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300


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